Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the use in this Registration Statement on Form S-4 of our reports dated May 22, 2007 (August 6, 2007 as to the effects of the August 2007 Restatement and Reclassification into Discontinued Operations described in Note 1, Note 26 and the Restatement section of Note 1 on page S-5 and the effects of the August 2007 Restatement on the Contract Accounting material weakness) relating to the consolidated financial statements of The AES Corporation as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006 and the related financial statement schedules and management's report on the effectiveness of internal control over financial reporting (which reports (1) express an unqualified opinion on the consolidated financial statements and include explanatory paragraphs relating to the adoption of Financial Accounting Standards Board Statement No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans," in 2006, the adoption of Financial Accounting Standards Board Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations," in 2005 and the restatement of the 2006, 2005 and 2004 consolidated financial statements, (2) express an unqualified opinion on management's assessment regarding the effectiveness of internal control over financial reporting, and (3) express an adverse opinion on the effectiveness of internal control over financial reporting because of material weaknesses), appearing in the Prospectus, which is part of this Registration Statement.

        We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP

McLean, Virginia
December 7, 2007